Exhibit 99

For Immediate Release	Contact:	John Ustaszewski
October 16, 2012		Senior Vice President, CFO
(740) 657-7510

DCB Financial Corp Announces Launch of Rights Offering

(Lewis Center, OH) - October 16, 2012 – DCB Financial Corp, (OTC Bulletin Board DCBF), parent holding company of Lewis Center-based Delaware County Bank, announced today a rights offering of common shares of stock to existing shareholders as part of the Company’s $13.2 million capital raise.

Under the terms of the rights offering, all shareholders of record as of August 29, 2012 will be granted rights to purchase one share of the Company’s common stock at a subscription price of $3.80 per share for every three shares owned on the record date. Rights holders will also have the opportunity to purchase shares in excess of their basic subscription rights, subject to availability and certain limitations.

“We are excited to announce the launch of the rights offering,” noted Ronald J. Seiffert, President and Chief Executive Officer. “We look forward to completing the capital raise as quickly as possible as one of our final steps in resolving all of our regulatory issues and to provide us capital for future growth.”

DCB Financial Corp is conducting the rights offering to raise capital so that Delaware County Bank can meet the increased capital ratios required by its regulators and to provide capital to fuel future growth.

The rights offering will expire on November 12, 2012, unless extended by the Board of Directors.

Each shareholder of record will receive by postal mail an information packet that explains in great detail the rights offering. Shareholders with specific questions are urged to contact Broadridge, the subscription agent, at (800) 733-1121.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state. The rights offering will be made only by means of a prospectus, copies of which will be mailed to all record date shareholders. You may also request a copy of the prospectus by contacting the information agent for the rights offering, Broadridge, Attn: Re-Organization Department, 1981 Marcus Avenue – Suite 100, Lake Success, NY 11042, (800) 733-1121.

About DCB Financial Corp:

DCB Financial Corp is the financial holding company of The Delaware County Bank and Trust Company, which provides personal, small business and commercial banking services to individuals and businesses throughout Delaware, Union and northern Franklin Counties in Central Ohio. The bank was established in 1950 and is one of the largest community banks in Central Ohio.